Exhibit 10.52

CONFIDENTIAL RELEASE AND WAIVER OF CLAIMS (“Release”)

1.               Release of Claims.  As consideration for the benefits described in Paragraph 2 below, I, Barry S. Gersten, hereby release and forever discharge Capmark Finance Inc.  (“Capmark”),  Capmark Financial Group Inc. (“Parent”) and Parent’s subsidiaries and related entities and companies, any and all of their respective employee benefit plans, fringe benefit plans or programs, and any and all of their respective present and past officers, directors, shareholders, employees, agents and representatives, and the successors and assigns of each (all of the foregoing, collectively and together with Capmark and Parent, the “Capmark Group”) from any and all manner of claims, suits, demands, actions, causes of action, administrative claims, liability, claims for damages, class action claims or other claims made on my behalf whatsoever that I, my heirs, representatives, agents, successors, guardians, trusts, trustees or assigns ever had, have now or may have, whether known or unknown, that arise on or before the date of my execution of this Release (collectively, the “Released Claims”).  The Released Claims include but are not limited to any claims arising from or relating to my recruitment or hiring by, or my employment with, Capmark and/or any entity within the Capmark Group, any contingent, bonus or otherwise discretionary compensation awards or payments of any kind whatsoever, any pending applications for employment with Capmark and/or any entity within the Capmark Group, or my separation of employment from Capmark and/or any entity within the Capmark Group including, but not limited to: (i) any claims (including any claim with respect to taxes of any kind) arising under the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the New York Human Rights Law, N.Y. Exec. Law §§ 290 et seq.; the New York Equal Pay Law, N.Y. Lab. Law §§ 194 -198-a; the New York Whistleblower Protection Law, N.Y. Lab. Law §§ 740 et seq.; the New York Child Care Leave Law, N.Y. Lab. Law § 201-C; the New York Law on Equal Rights, N.Y. Civ. Rights, §§ 40-c et seq.; the New York Payment of Wages Law, N.Y. Lab Law §§ 190 et seq.; the New York State Minimum Wage Act, N.Y. Lab Law Section §§ 652 et seq.; the New York Law on Nondiscrimination Against Persons with Certain Genetic Disorders, N.Y. Stat. Art. 4-C, §§ 48 et seq.; the Pennsylvania Human Relations Act, 43 P.S. § 951 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., any other federal, state or local law or any law of any jurisdiction outside of the United States as applicable, (ii) breach of contract claims, (iii) defamation, wrongful discharge, emotional distress or any other tort claim, (iv) any common law claim, and (v) any claim for attorneys’ fees and costs, arising in law or equity.  In addition, to the extent applicable, I expressly waive and release all rights under California Civil Code section 1542 which states (language in parentheses added):

A general release does not extend to claims which the creditor (e.g., employee) does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his settlement with the debtor (e.g., the employer).

Without limiting or modifying my release and waiver of the Released Claims as set forth herein, the Released Claims do not include any right, claim or remedy arising after the date on which I sign this Release nor does this Release prevent me from participating, cooperating, initiating or assisting in an investigation or proceeding conducted within the Capmark Group or by any government agency, oversight board, commission or other regulatory or investigative body; provided, however, with respect to any such investigation or proceeding or related charges, I hereby waive and release all claims for any recovery of monetary damages and any other form of personal relief attributable to events or omissions occurring on or before the date on which I sign this Release.

2.               Release Consideration.  In consideration for my execution of this Release, Capmark (or its affiliate) agrees to make a lump sum severance payment to me in the amount of $490,000.00 less all applicable federal, state, local and other taxes, if any, and benefit withholdings that the Capmark Group is required to withhold.  I acknowledge that in the absence of my execution of this Release, I would not be entitled to the benefits described in this Paragraph.  I acknowledge further that such benefits are adequate and satisfactory consideration to me.  Capmark (or its affiliate) agrees to make the payment referenced in this Paragraph within thirty (30) days of receiving an executed copy of this Release from me, provided there has been no revocation of this Release within the revocation period set forth in Paragraph 13 below.

3.               Future Payments and Benefits.  I agree and understand that the Capmark Group does not have and will not have any obligation to provide me at any time in the future with any payment or benefit other than those set forth in Paragraph 2 above, including without limitation any bonus, contingent award or commission payment, except for any benefit to which I may be entitled under the terms of the Capmark Financial Group Inc. Savings Incentive Plan and the Consolidated Omnibus Budget Reconciliation Act (COBRA).

4.               Non-disparagement.  I agree that I will not make any disparaging comment, orally or in writing, about any entity within the Capmark Group, or any shareholder, former or current employee, consultant, advisor, director, service or product of any entity within the Capmark Group.  Capmark Group agrees that members of its Executive Committee will not make any disparaging comment, orally or in writing, about me.  I agree and acknowledge that I will reasonably cooperate in the future with Capmark regarding questions that may arise regarding my duties at Capmark (or any other entity within the Capmark Group) while I was an employee. This paragraph shall not restrict any party for whom it applies from responding to legal inquiries or providing information required by law including without limitation any legal proceeding, subpoenas, or other legal or regulatory requirement.

5.               End of Employment.  I agree that my last day of employment with Capmark (and any other entity within the Capmark Group) is April 23, 2009 (the “Separation Date”) and that the Capmark Group has no obligation to re-employ or hire me in the future.

6.               Resignation.   I hereby tender my resignation, effective as of the Separation Date, from all positions as an employee, officer, director and any other appointment or designation of or by any and all entities within the Capmark Group.

7.               Assignment.  To the extent, if any, that I have rights in any invention, improvement, discovery, process, program, product or system developed by me during my employment with Capmark (and any other entity within the Capmark Group), I hereby irrevocably transfer, assign and convey such rights to Capmark and agree that Capmark shall be and remain the sole and exclusive owner of all right, title and interest in and to any such invention, improvement, discovery, process, program, product or system, including, but not limited to, all patent, copyright, trade secret and other proprietary rights therein that may be secured in any place under laws now or hereinafter in effect.

8.               Non-disclosure.  I agree and acknowledge that during the course of my employment with Capmark (and any other entity within the Capmark Group), I had access and was privy to information, documents and other materials relating to the business of and entities within the Capmark Group that are confidential and/or proprietary to entities within the Capmark Group or which constitute or contain the trade secrets of entities within the Capmark Group (collectively “Confidential Information”), the disclosure of which could cause irreparable harm to entities within the Capmark Group.  Examples of Confidential Information include, but are not limited to, borrower contact lists, source code, client information, business plans, corporate strategy and any deal-specific information.  I agree not to discuss or disclose to any person or entity or use any of the Confidential Information without prior and specific written permission from Parent’s Executive Vice President & Chief Administrative Officer or General Counsel.  I further agree that I have returned to Capmark all company property, including all Confidential Information, in my possession, other than Confidential Information that Capmark has asked that I retain in connection with my Consulting Agreement dated April 24, 2009.

9.               Successors and Assigns.  Capmark’s rights under this Release shall inure to the benefit of and shall be binding upon the successors and assigns of Capmark.  I shall not be entitled to assign any of my rights or obligations under this Release.

10.         Confidentiality.  I understand and agree that I have not and will not reveal, disclose or discuss in any fashion the contents or terms of this Release, except to immediate family members, tax advisors, legal counsel or as required by law, or to enforce this Release without prior express written consent of the Executive Vice President & Chief Administrative Officer or General Counsel of Parent.  I understand that Capmark will keep this Release confidential; provided, however, that the Capmark Group may, in its reasonable discretion, disclose the contents, terms and/or copies of this Release: (a) to those people who have a legitimate business reason to know, (b) to enforce the terms of this Release, (c) as required under any contractual obligation of any entity within the Capmark Group and (d) in accordance with applicable law, rule, regulation or other legal authority requiring such disclosure including, without limitation, any required filings with the Securities and Exchange Commission.  I understand further that if Capmark receives inquiries from prospective employers or other third parties regarding my employment with Capmark, it will disclose only the dates of my employment and final job title.  I agree to direct such inquires to Parent’s Human Resources Department.

11.         Governing Law.  This Release is made and entered into in the accordance with the laws of the state of New York and shall in all respects be interpreted, enforced and governed under the laws of the state of New York.

12.         Entire Agreement.  This Release contains the entire agreement of the parties with respect to the subject matter hereof and merges all prior negotiations, agreements and understandings, if any.  No modification, release, discharge or waiver of any provision of this Release shall be of any force or effect unless made in writing and signed by me and Parent’s Executive Vice President & Chief Administrative Officer or General Counsel, and specifically identified as a modification, release or discharge of this Release.  If any term, clause or provision of this Release shall for any reason be adjudged invalid, unenforceable or void, the same shall not impair or invalidate any of the other provisions of this Release, all of which shall be performed in accordance with their respective terms.

13.         Acknowledgments.  By signing this Release, I acknowledge and agree that:

a.                                       I have carefully read and understood all of the provisions and terms of this Release;

b.                                      I have signed this Release knowingly and voluntarily;

c.                                       Capmark advises me to consult with counsel prior to signing this release;

d.                                      Capmark has provided me forty five (45) calendar days from my receipt of this Release to consider its terms (the “Consideration Period”), and the parties further agree that changes, if any, whether material or not, will not restart the Consideration Period;

e.                                       Capmark’s offer to enter into this Release shall automatically expire at the end of the Consideration Period without further action by any party if I have not signed and returned this Release to Capmark on or prior to the date thereof, unless Capmark agrees otherwise in writing signed by either the Executive Vice President & Chief Administrative Officer or the General Counsel of Parent;

f.                                         For the period of seven (7) calendar days after I sign this Release, I may revoke it by providing written notice of revocation to Capmark by hand-delivery, facsimile or e-mail transmission (and retaining proof of successful transmission).  If I revoke this Release, any letter or other written notice of revocation shall be delivered, or transmitted by facsimile or by email, no later than seven (7) calendar days after my execution of this Release, with arrangements for the letter or other written notice of revocation to be received by the Capmark Group no later than eight (8) calendar days after my execution hereof using the following contact information:

Capmark Financial Group Inc.

116 Welsh Road

Horsham, PA 19044

Attention: Executive Vice President & Chief Administrative Officer

Linda.Pickles@capmark.com

Facsimile: 215.328.3714

Because of this seven (7) calendar-day revocation period, this Release will not become effective or enforceable until the eighth (8th) calendar day after the date on which I sign it, provided that I have previously given my signed Release to Capmark, and I have not revoked it; and

g.                                      In signing this Release, I have not relied on any representations or statements, whether oral or written, other than the express language contained herein.

[Signature page follows]

I HAVE CAREFULLY READ THIS ENTIRE RELEASE.  I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM WAIVING ALL CLAIMS (WHETHER KNOWN OR UNKNOWN) AGAINST ANY AND ALL ENTITIES WITHIN THE CAPMARK GROUP RELATING TO MY EMPLOYMENT OR SEPARATION OF EMPLOYMENT WITH CAPMARK AND/OR ANY ENTITY WITHIN THE CAPMARK GROUP THAT ARISE ON OR BEFORE THE DATE OF MY EXECUTION OF THIS RELEASE.

IN WITNESS WHEREOF, and intending to be legally bound hereby, I have executed the foregoing Release this 23rd day of April, 2009.

/s/ Barry S. Gersten

Barry S. Gersten

/s/ Alison Snow
Witness (Signature)

Alison Snow
Witness Name

FOR AND ON BEHALF OF

CAPMARK FINANCIAL GROUP INC. AND

CAPMARK FINANCE INC.

/s/ Linda Pickles
Linda Pickles, Executive Vice President & Chief Administrative Officer